Exhibit 3.1
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
CENTURY ALUMINUM COMPANY
     Century Aluminum Company (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company and pursuant to Section 151 of the General Corporation Law of the State of Delaware (“DGCL”), the Board of Directors of the Company, at a meeting duly held on July 7, 2008, duly adopted resolutions authorizing a series of the Company’s previously authorized Preferred Stock, par value $0.01 per share with the following preferences and rights:
     SECTION 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 160,000. The par value of each share of Series A Preferred Stock shall be $0.01.
     SECTION 2. Dividends, Stock Splits. So long as any Series A Preferred Stock shall remain outstanding, the Company shall not directly or indirectly pay or declare any dividend or make any distribution (including a dividend or distribution payable in shares of Common Stock or resulting from a stock split or sub-division) upon or in respect of any Common Stock or any other capital stock of the Company ranking on a parity with or junior to the Series A Preferred Stock in respect of dividends or liquidation preference, unless the Company, at the same time, shall, as applicable, declare and pay a dividend or distribution on the shares of Series A Preferred Stock (a) in an amount equal to the amount such holders would receive if they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred Stock are convertible (such number of shares of Common stock, the “As Converted Shares”) as of the record date fixed for the determination of the holders of Common Stock or other class or series of capital stock of the Company entitled to receive such dividend or distribution (or, if there is no record date, the date of the dividend or distribution), which dividend or distribution, shall be payable in the same form as is payable to the holders of Common Stock, or (b) in the case of a dividend or distribution on other capital stock ranking on parity with or junior to the Series A Preferred Stock in such amount and in such form as (as determined by the holders of a majority of the Series A Preferred Stock) will preserve, without dilution, the economic position of the Series A Preferred Stock relative to such other capital stock.
     SECTION 3. Voting Rights.
          (a) Except as otherwise provided herein and as otherwise required by law, the Series A Preferred Stock shall have no voting rights.

          (b) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, whether by merger, consolidation or otherwise (but excluding any transaction where shares of Series A Preferred Stock are automatically converted into Common Stock pursuant to Section 5(a)(i)(D) of this Certificate of Designation or are redeemed under Section 6(c) of this Certificate of Designation), without the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting separately as a class:
          (i) alter or change the powers, preferences or rights given to the Series A Preferred Stock, through an amendment to this Certificate of Designation or the Company’s Certificate of Incorporation or otherwise, or
          (ii) authorize, create or issue (whether as newly authorized capital or by reclassification or otherwise) after the date hereof any shares of Series A Preferred Stock.
     SECTION 4. Liquidation.
          (a) Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company for each share of Series A Preferred Stock an amount equal to $0.01 (“Liquidation Preference”), before any distribution or payment shall be made to the holders of Common Stock or any other capital stock of the Company junior to the Series A Preferred Stock in respect of liquidation preference, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Series A Preferred Stock and of any other capital stock that ranks on parity with the Series A Preferred Stock in respect of liquidation preference, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
          (b) If upon a Liquidation the assets of the Company are sufficient to make any distribution to the holders of Common Stock, then the holders of shares of Series A Preferred Stock shall also be entitled to share ratably with the holders of (i) Common Stock, (ii) any stock that ranks on parity with Common Stock in respect of liquidation preference and (iii) any other stock that is otherwise entitled to share ratably with the Common Stock in the distribution of assets in Liquidation (the stock described in the foregoing clauses (i), (ii) and (iii), for purposes of this provision, “Residual Stock”) in the distribution of such assets of the Company (as though the holders of Series A Preferred Stock were holders of the As Converted Shares); provided that the aggregate amount to which the holders of the Series A Preferred Stock shall be entitled under this Section 4(b) shall be reduced, pro rata among the outstanding shares of Series A Preferred Stock, by an amount equal to the aggregate amount of the Liquidation Preference paid to or set aside for the holders of the Series A Preferred Stock pursuant to Section 4(a) above, which amount shall be available for ratable distribution to the Residual Stock.
          (c) The Company shall mail to each record holder of Series A Preferred Stock written notice of any Liquidation, not less than 30 days prior to the payment date for the proceeds thereof.

     SECTION 5. Conversion.
          (a) Right to Convert. Upon the terms and in the manner set forth in this Section 5, each holder of the Series A Preferred Stock shall have the right, at any time and from time to time, to have any and all Series A Preferred Stock held by such holder converted into fully paid, validly issued and nonassessable shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), free and clear of any liens, claims or encumbrances created by the Company, at a conversion ratio of 100 shares of Common Stock for each share of Series A Preferred Stock (as adjusted, the “Conversion Ratio”), as follows (and only as follows):
          (i) Automatic Conversion. The Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio at any time and from time to time upon the occurrence of any of the following events, in each case, without any further act of the Company or any holders of Series A Preferred Stock (each, an “Automatic Conversion Event”):
     (A) upon the sale or issuance by the Company of shares of Common Stock or any other stock that votes generally with the Common Stock (the Common Stock and such other stock, “Voting Parity Stock”) (whether such shares are newly issued shares or treasury shares) or the occurrence of any other event, including a sale, transfer or other disposition of Common Stock by the Original Holder or its Affiliates (such issuance or other event, a “Dilution Event”) as a result of which the percentage of Voting Parity Stock represented by the Voting Parity Stock Beneficially Owned by the Original Holder (the “Holder Ownership Percentage”) immediately prior to such Dilution Event decreases; provided, however, that only (1) the lesser of (x) all or (y) such percentage of the total number of shares of Series A Preferred Stock Beneficially Owned by the Original Holder as are required to be converted in order for the Original Holder’s Holder Ownership Percentage immediately after such Dilution Event to equal its Holder Ownership Percentage immediately prior to such Dilution Event and (2) the same percentage of the total number of shares of Series A Preferred Stock held by each other holder of Series A Preferred Stock, shall be converted pursuant to this clause (A); and provided, further, that with respect to any sale or issuance of Common Stock or Voting Parity Stock during a calendar quarter that, alone or taken together with previously occurring sales and/or issuances (if any) during the same calendar quarter, has the effect of reducing the percentage of Voting Parity Stock represented by the Voting Parity Stock Beneficially Owned by the Original Holder by less than one percent, relative to its Beneficial Ownership as of the end of the then previously ended calendar quarter, the automatic conversion under this clause (A) shall be effective on the last Business Day of the calendar quarter during which such sale or issuance occurs;
     (B) upon the sale of such Series A Preferred Stock to an entity that is not an Affiliate of the seller to the extent that such sale is made pursuant to an effective registration statement under, and otherwise in accordance with, the Registration Rights Agreement between the Company and the Original Holder, dated as of July 7, 2008, a copy of which shall be available to any stockholder upon request to the Company, provided that only the Series A Preferred Stock so sold shall be converted;
     (C) upon the sale or other transfer or disposition of such Series A Preferred Stock to an entity that is not an Affiliate of the seller (but other than as provided in clause (B) above), pursuant to and in compliance with all of the provisions of Rule 144 (or any successor rule) under the Securities Act of 1933, as amended, and in a transaction in which the shares of Series A Preferred Stock and the Common Stock issuable upon the conversion thereof are not directed by the holder to any purchaser, provided that only the Series A Preferred Stock so sold shall be converted, and provided further, that the Corporate Secretary of the Company shall have received a written certification (in a form reasonably acceptable to the Company) by the holder proposing to make such sale certifying (x) the compliance of such sale with all of the provisions of Rule 144 (which may, in the Company’s discretion be required to be accompanied by an opinion of counsel to such holder to such effect) and (y) that such shares of Series A Preferred Stock and the Common Stock issuable upon the conversion thereof have not been directed by the holder to any purchaser; and
     (D) immediately prior to and conditioned upon the consummation of a merger, reorganization or consolidation to which the Company is a party or a sale, abandonment, transfer, lease, license, mortgage, exchange or other disposition of all or substantially all of the property or assets of the Company and its Subsidiaries, taken as a whole, in one or a series of transactions where, in any such case, all of the Common Stock then outstanding would be converted into the right to receive, or exchanged for, cash, securities and/or other property, other than any transaction to which Section 6(c) of this Certificate of Designation applies.
          (ii) Optional Conversion. Any or all of the shares of Series A Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio at any time and from time to time, at the option of the holder thereof:
     (A) in connection with and immediately prior to the completion of any tender offer or exchange offer involving the Company (whether initiated by the Company, a third party or a holder of Series A Preferred Stock) in which a majority of the outstanding shares of Common Stock (which may include shares of Common Stock Beneficially Owned by the Original Holder and/or its Affiliates) shall have been tendered by the holders thereof and not duly withdrawn at the expiration time of such tender or exchange offer, as it may have been theretofore extended, provided that the conversion of Series A Preferred Stock under this clause (ii) shall be effective only if the tender or exchange offer is completed and such Series A Preferred Stock is purchased in such completed tender or exchange offer, and provided further that solely for purposes of the tender or exchange offer, stock certificate(s) representing Series A Preferred Stock, from the time they are tendered into the tender or exchange offer, shall be deemed to be and shall be treated as representing the number of shares of Common Stock issuable upon conversion thereof).
(b) Mechanics of Conversion.
          (i) Automatic Conversion. On the date on which the Automatic Conversion Event occurs (the “Automatic Conversion Date”), the applicable number of outstanding shares of the Series A Preferred Stock as determined under Section 5(a)(i) shall be converted automatically without any action by the Company or the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent for the Series A Preferred Stock. The Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at the close of business on the Automatic Conversion Date.
          (ii) Optional Conversion. To convert Series A Preferred Stock into Common Stock pursuant to Section 5(a)(ii), the holder shall, give written notice (an “Optional Conversion Notice”) to the Company stating that such holder elects to convert shares of its Series A Preferred Stock and the number of shares of Series A Preferred Stock to be converted.
          (iii) General. As soon as possible after delivery of the Optional Conversion Notice (or in the case of conversion under Section 5(a)(i), the Automatic Conversion Date), the holder shall surrender the certificate or certificates representing the Series A Preferred Stock being converted, and duly endorsed for transfer or accompanied by appropriate stock powers in any case where the certificate(s) representing the Common Stock to be issued upon conversion are to be issued in a name other than the name on the face of the certificate(s) representing the Series A Preferred Stock, at the principal executive office of the Company or, if identified in writing to all the holders by the Company, at the offices of any transfer agent for the Series A Preferred Stock. The Company shall, upon receipt of such certificate(s), issue and deliver to or upon the order of such holder or its designee, against delivery of the certificates representing the Series A Preferred Stock which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder or its designee), and the Company shall immediately issue and deliver to such holder a certificate or certificates for the number of shares of Series A Preferred Stock (including any fractional shares) which are not then being converted hereunder but which are evidenced in part by the certificate(s) delivered to the Company in connection with such conversion. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series A Preferred Stock being converted are either delivered to the Company or its transfer agent or the holder notifies the Company or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall use its commercially reasonable efforts to enable the shares of Common Stock issuable upon conversion of the

Series A Preferred Stock to be held through the Depositary Trust Company, if so requested by the holder or its designee. Each holder and the Company shall coordinate with the Depositary Trust Company to accomplish this objective.
          (c) Survival of Conversion Rights. The Company’s obligation to issue Common Stock upon conversion of Series A Preferred Stock shall, except with respect to the holder’s compliance with the notice and delivery requirements set forth above in Section 5(b), be absolute, is independent of any covenant of the holder of Series A Preferred Stock, and shall not be subject to: (i) any offset or defense, or (ii) any claims against the holders of Series A Preferred Stock whether pursuant to this Certificate of Designation, the Purchase Agreement (as defined in Section 12) or otherwise. In the event that the Company disputes the holder’s computation of the number of shares of Common Stock to be received, then the Company shall deliver to the holder or to its order the number of shares of Common Stock not in dispute and shall seek to mutually agree with the holder in good faith on the correct number of shares to be received.
          (d) Stock Combinations; Adjustments.
          (i) If the Company shall, at any time while the Series A Preferred Stock is outstanding, combine outstanding Common Stock into a smaller number of shares, then the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment made pursuant to this Section 5(d)(i) shall become effective immediately after the record date for, and if earlier, the effective date of, the combination.
          (ii) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.
          (iii) Whenever the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock is adjusted pursuant to this Section 5(d), the Company shall promptly mail to each holder of Series A Preferred Stock, a notice setting forth such number of shares of Common Stock after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
          (e) Reorganization, Merger or Going Private. In case of any reorganization, recapitalization or reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another Person, any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property or a “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act in which the holders of the Series A Preferred Stock do not participate with respect to all of the Series A Preferred Stock, but subject to Section 6(c), the holders of such non-participating Series A Preferred Stock shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reorganization, recapitalization, reclassification, consolidation, merger, share exchange or “going private” transaction, and to receive such amount of securities or property as the shares of the Common Stock of the Company into which such shares of Series A Preferred Stock could have been converted immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger, share exchange or “going private” transaction would have been entitled. The terms of any such reorganization, recapitalization, reclassification, consolidation, merger, share exchange or “going private” transaction shall include such terms so as to continue to give to the holder of Series A Preferred Stock the right to receive the securities or property set forth in this Section 5(e) upon any conversion following such reorganization, recapitalization, reclassification, consolidation, merger, share exchange or “going private” transaction. This provision shall similarly apply to successive reorganizations, recapitalizations, reclassifications, consolidations, mergers, share exchanges or “going private” transaction.
          (f) Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series A Preferred Stock as herein provided, free from preemptive rights or any other contingent purchase rights of Persons other than the holders of Series A Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 5(d) hereof) upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable. The Company promptly will take such corporate action as may, in the opinion of its counsel, which may be an employee of the Company, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval.
          (g) Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted by applicable law, make a cash payment in respect of any final fraction of a share based on the Current Market Value (determined as of the effective date of the conversion).
          (h) Taxes. The issuance of certificates for shares of Common Stock on conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
          (i) Giving of Notice. Each Optional Conversion Notice shall be given by facsimile and by mail, postage prepaid, by overnight courier or by hand, addressed to the attention of the Corporate Secretary of the Company at the facsimile telephone number and address of the principal executive office of the Company. Any such notice shall be deemed given and effective upon the earliest to occur of (1)(a) if such Optional Conversion Notice is delivered via facsimile prior to 4:30 p.m. (local time in New York, NY) on any date, such date or such later date as is specified in the Optional Conversion Notice, and (b) if such Optional

Conversion Notice is delivered via facsimile after 4:30 p.m. (local time in New York, NY) on any date, the next date or such later date as is specified in the Optional Conversion Notice, (2) if such Optional Conversion Notice is delivered by overnight courier, two Business Days after delivery to a nationally recognized overnight courier service or (3) if such Optional Conversion Notice is delivered by hand, upon actual receipt.
     SECTION 6. Redemptions and Repurchases of Capital Stock.
          (a) The Company shall not directly or indirectly redeem or purchase or offer to redeem or purchase, or otherwise make or offer to make any payment in respect of a return of capital on, any Common Stock or any other capital stock of the Company ranking on parity with or junior to Series A Preferred Stock in respect of liquidation preference (the “Common Stock Triggering Redemption”), unless the Company, at the same time, shall, as applicable, make an offer to redeem or purchase or otherwise make a payment on, a pro rata number of shares of the Series A Preferred Stock held by each holder of Series A Preferred Stock (based on the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) on the same terms applicable to the Common Stock, it being understood that the Series A Preferred Stock shall be entitled to participate, on a pro rata basis (as if they held As Converted Shares), in any tender offer initiated by the Company; provided that this Section 6(a) shall not apply to open market repurchases of Capital Stock by the Company or repurchases of Capital Stock by the Company pursuant to any Plan.
          (b) The Company shall not directly or indirectly redeem or purchase or offer to redeem or purchase, or otherwise make or offer to make any payment in respect of a return of capital on, Series A Preferred Stock held by any holder (the “Series A Triggering Redemption”), unless the Company, at the same time, shall, as applicable, make an offer to redeem or purchase or otherwise make a payment on, a pro rata number of shares of the Series A Preferred Stock held by each holder of Series A Preferred Stock (based on the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) on terms no less favorable that the terms applicable to the Series A Triggering Redemption.
          (c) If (i) the Company proposes (A) to engage in a merger, reorganization or consolidation to which the Company is a party or a sale, abandonment, transfer, lease, license, mortgage, exchange or other disposition of all or substantially all of the property or assets of the Company and its Subsidiaries, taken as a whole, in one or a series of transactions where in any such case, any of the Common Stock then outstanding would be converted into the right to receive, or be exchanged for, assets other than cash and/or securities traded on a national stock exchange or that are otherwise readily marketable, or (B) the Company proposes to dissolve and wind up (but other than pursuant to a transaction contemplated by clause (A) above) and assets other than cash and/or securities traded on a national stock exchange or that are otherwise readily marketable are to be distributed to the holders of Common Stock, and (ii) the Original Holder has voted any and all shares of Common Stock of the Company of which it has Beneficial Ownership and is entitled to vote as of the record date against such transaction (or otherwise has not consented to such transaction with respect to such shares of Common Stock) (any transaction described in clauses (i) and (ii), a “Redemption Transaction”), then immediately prior to the consummation of such Redemption Transaction, the Company shall redeem and purchase all of the Series A Preferred Stock, provided, however, that a Redemption Transaction shall not be deemed to include any proposal by the Company or any Subsidiary where the assets to be distributed to the holders of Common Stock consists solely of cash, equity interests in one or more Subsidiaries of the Company or other securities traded on a national stock exchange or that are otherwise readily marketable. The per share price therefor shall be the Current Market Value (as defined in Section 12) of the Common Stock issuable upon conversion of the Series A Preferred Stock being redeemed (determined as of the day preceding the first public announcement of the transaction resulting in the Redemption Transaction). The Company shall make the redemption payment hereunder promptly, but in any event within ten (10) days following the consummation of the Redemption Transaction.
     SECTION 7. Notices to Holders of Series A Preferred Stock. In the event of any proposed action by the Company that would require payment of any dividend or distribution (including any liquidating distribution) to or a vote by the holders of Series A Preferred Stock, the redemption, purchase or other acquisition of Series A Preferred Stock, or that would permit or result in the conversion of any Series A Preferred Stock, then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series A Preferred Stock, and shall cause to be mailed to the holders of Series A Preferred Stock at their last addresses as they shall appear on the stock books of the Company, at least 20 days prior to the applicable record, if any, or effective date hereinafter specified (whichever is earlier), a notice (the “Company Notice”) stating if applicable (w) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, purchase, other acquisition or vote, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, purchase, other acquisition or vote are to be determined, (x) the date on which the proposed transaction requiring the vote of the holders of Series A Preferred Stock or that would permit or result in the conversion of any Series A Preferred Stock is expected to become effective, and (y) the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon consummation of such proposed transaction; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.
     SECTION 8. Certain Other Terms.
          (a) Certain Restrictions in Connection with Transfers.
          (i) The right of the holders of Series A Preferred Stock to Transfer any shares of Series A Preferred Stock is subject to the restrictions set forth in this Section 8(a), and no Transfer of Series A Preferred Stock by any holder may be effected except in compliance with this Section 8(a). Any attempted Transfer in violation of this Section 8(a) shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Section 8(a), and shall not be recorded on the stock transfer books of the Company.
          (ii) The Series A Preferred Stock may not be Transferred except (A) in connection with, and pursuant to, the transactions providing for conversion in Section 5(a) of this Certificate of Designation, (B) to Affiliates of the Original Holder

that agree to become subject to that certain Standstill and Governance Agreement between the Original Holder and the Company dated as of July 7, 2008 (but only if such agreement is then in effect), a copy of which shall be maintained at the offices of this Company and shall be available to any stockholder upon request to the Company, or (C) to any secured party (any such secured party, a “Pledgee”) to which the Original Holder or any of its Affiliates grants a pledge of or mortgage or similar encumbrance on Series A Preferred Stock, the terms and provisions of which grant requires that any further Transfer of such Series A Preferred Stock by such Pledgee (including in connection with its foreclosure or other enforcement of its rights in such collateral in satisfaction of the secured obligation) shall be effected only as sales or other dispositions of shares of Common Stock into which such shares of Series A Preferred Stock are convertible in Widely Distributed Offerings pursuant to an effective registration statement under, and otherwise in accordance with, the Registration Rights Agreement between the Company and the Original Holder, dated as of July 7, 2008, a copy of which shall be available to any stockholder upon request to the Company, and in any subsequent Transfer by any such Pledgee that complies with the foregoing requirement.
          (b) Certain Anti-dilution Rights. The Company shall not issue or sell, in any transaction that is directed to holders of the Company’s Common Stock, Voting Parity Stock or any other capital stock of the Company ranking on parity with or junior to the Common Stock in liquidation preference, any Common Stock or securities which are convertible into or exchangeable for, or any options, warrants or other rights to subscribe for or to purchase, its Common Stock (“Convertible Securities”), other than Exempt Issuances, pursuant to the exercise or conversion of any Convertible Security issued by the Company upon the adoption of a stockholders’ rights plan, where the rights plan is triggered (and therefore the Convertible Securities have become exercisable or convertible) as a result of the acquisition of securities of the Company by General or its Affiliates, and the issuance of Common Stock upon conversion of Series A Preferred Stock, at an effective price per share which is less than the Current Market Value of the Common Stock (determined as of the date the Board of Directors of the Company authorizes such issue or sale) (a “Below-Market Issuance”), unless the holders of Series A Preferred Stock are entitled to participate in such transaction on a pro rata basis (as if they held As Converted Shares), and otherwise on terms no less favorable than the terms applicable to the Below-Market Issuance, it being understood that (x) if the Below-Market Issuance is pursuant to an issuance of transferable rights to subscribe for or purchase Common Stock, the holders of Series A Preferred Stock shall also be issued such transferable rights to subscribe for or purchase Common Stock, and (y) if the Below-Market Issuance is pursuant to an issuance of non-transferable rights to acquire Common Stock, the holders of the Series A Preferred Stock may be issued non-transferable rights to subscribe for additional shares of Series A Preferred Stock, such that, in any event, in the circumstances described in each of clauses (x) and (y), the holders of the Series A Preferred Stock shall be issued rights such that, (1) if all such rights or the Series A Preferred Stock subject thereto were to be exercised for or converted into Common Stock, the amount of such additional Common Stock resulting therefrom would be in the same proportion to the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such Below-Market Issuance as the number of the additional shares of Common Stock offered to the holders of the Common Stock bears to the number of shares of Common Stock outstanding immediately prior to such Below-Market Issuance, and (2) the consideration payable by the holders of the Series A Preferred Stock for the exercise of such rights shall be the same in respect of each share of Common Stock issuable as a result of the exercise thereof (or conversion of the Series A Preferred Stock, as the case may be), as is the case in respect of the rights offered to the holders of the Common Stock.
     SECTION 9. No Impairment. The Company will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company and will at all times in good faith assist in the carrying out of all of the provisions of this Certificate of Designation and in the taking of all action as may be necessary or appropriate in order to protect the rights, preferences and powers, including the conversion rights, of the holders of the Series A Preferred Stock against impairment.
     SECTION 10. Waiver. Any of the rights, preferences or powers of the Series A Preferred Stock contained in this Certificate of Designation may be waived by the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock.
     SECTION 11. Severability of Provisions; Remedies. If any powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation shall be determined to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights or qualifications, limitations and restrictions shall, nevertheless, remain in full force and effect. The Company undertakes to substitute for any such provision which shall be determined to be illegal or unenforceable another suitable provision which shall maintain the economic purpose and the intention of the Company and the Original Holder represented by such illegal or unenforceable provision.
     SECTION 12. Definitions. For the purposes hereof, the following terms shall have the following meanings:
          (a) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, however, that the Original Holder, together with its Majority Holders and its and their Subsidiaries shall be deemed to be Affiliates only of each other.
          (b) “Beneficial Ownership” by a Person of any securities means that such Person has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, (i) voting power, which means the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which means the power to dispose, or to direct the disposition of, such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act; provided that a Person shall be the Beneficial Owner of only securities of which it actually has or shares voting or investment power, and shall not be deemed to be the Beneficial Owner of any securities which may be acquired by such Person

(irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time of less than or in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is a member.
          (c) “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in San Francisco, California or New York, New York.
          (d) “Current Market Value” means, with respect to any security, the average of the daily closing prices on the Nasdaq Global Select Market (or the principal exchange or market on which such security may be listed or may trade) for such security for the 20 consecutive trading days commencing on the 22nd trading day prior to the date as of which the Current Market Value is being determined. The closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the Nasdaq Global Select Market (or such principal exchange or market).
          (e) “Exempt Issuance” means any issue or sale of shares or options issued or which may be issued pursuant to the Company’s current or future employee or director stock incentive or option plans.
          (f) “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.
          (g) “Majority Holder” means any corporation or other organization, whether incorporated or unincorporated, which, directly or indirectly through one or more of its Subsidiaries Beneficially Owns (within the meaning of clause (i) of the definition of Beneficial Ownership) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors of or others performing similar functions with respect to Glencore Investment Pty Ltd.
          (h) “Original Holder” means Glencore Investment Pty Ltd, an Australian corporation, together with its Majority Holders and its and their Subsidiaries.
          (i) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.
          (j) “Plan” shall have the meaning ascribed to such term in Item 402(a)(6)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission.
          (k) “Purchase Agreement” means the Stock Purchase Agreement, dated as of July 7, 2008, between the Company and the Original Holder.

          (l) “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships where the general partnership interests held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly Beneficially Owned (within the meaning of clause (i) of the definition of Beneficial Ownership) by such Person and/or any one or more of its Subsidiaries.
          (m) “Transfer” or “Transferred” means, directly or indirectly, to sell, transfer, assign or similarly dispose of or to pledge, mortgage or similarly encumber (by operation of law or otherwise), either voluntarily or involuntarily, any shares of Series A Preferred Stock or any interest in any shares of Series A Preferred Stock.

     IN WITNESS WHEREOF, Century Aluminum Company has caused this certificate to be signed by Michael A. Bless, its Executive Vice President and Chief Financial Officer this seventh day of July 2008.

CENTURY ALUMINUM COMPANY

By: Name:	/s/ Michael A. Bless Michael A. Bless
Title:	Executive Vice President and Chief Financial Officer

14